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                                                                      EXHIBIT 11



Allied Capital Corporation II and Subsidiaries
Statement of Computation of Earnings Per Share
For the Years Ended December 31, 1996, 1995 and 1994



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                                                                       For the Year Ended December 31,
                                                                ---------------------------------------------
                                                                      1996          1995            1994
                                                                ---------------------------------------------
Primary Earnings Per Share:

         Net Increase in Net Assets Resulting
              from Operations                                      $10,149,000   $14,733,000     $10,515,000
                                                                =============================================


         Weighted average number of
              shares outstanding                                     7,266,669     6,946,815       6,938,191

         Weighted average number of
              shares issuable on exercise
              of outstanding stock options                              75,934        32,555           1,756
                                                                ---------------------------------------------

         Weighted average number of shares and
              share equivalents outstanding                          7,342,603     6,979,370       6,939,947
                                                                =============================================


         Earnings per Share                                              $1.38         $2.11           $1.52
                                                                =============================================



Fully Diluted Earnings Per Share:

         Net Increase in Net Assets Resulting
              from Operations                                      $10,149,000   $14,733,000     $10,515,000
                                                                =============================================

         Weighted average number of
              shares and share equivalents
              outstanding as computed for
              primary earnings per share                             7,342,603     6,979,370       6,939,947

         Weighted average of additional
              shares issuable on exercise
              of outstanding stock options                              59,306        41,184               -
                                                                ---------------------------------------------

         Weighted average of shares and
              share equivalents outstanding, as adjusted             7,401,909     7,020,554       6,939,947
                                                                =============================================


         Earnings per Share                                              $1.37         $2.10           $1.52
                                                                =============================================
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